Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this the Registration Statement on Amendment No. 2 to Form S-4 of Proof Acquisition Corp I of our report dated August 10, 2023, except for the Revision paragraph of Note 2, as to which the date is October 20, 2023, with respect to our audits of the financial statements of Volato, Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021.  Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP
Rose, Snyder & Jacobs LLP

Encino, California
October 20, 2023